SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 10, 2017

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-33003	20-5120010
(Commission File Number)	(I.R.S. Employer I.D. Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

715-836-9994
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant.
As previously disclosed in a Form 8-K filed by Citizens Community Bancorp, Inc. on May 31, 2017 (the “May 8-K”), Citizens Community Bancorp, Inc. a Maryland corporation (the “Company”) entered into a Subordinated Note Purchase Agreement (“Note Purchase Agreement”) with EJF Debt Opportunities Master Fund, LP (the “Purchaser”), pursuant to which the Purchaser agreed to purchase, subject to certain customary closing conditions, 6.75% fixed-to-floating subordinated notes (the “Notes”).
On August 10, 2017, upon the terms and subject to the conditions of the Note Purchase Agreement, the Company issued and sold to the Purchaser the Notes in the aggregate principal amount of $15 million. As previously disclosed in the May 8-K, the Notes provide for a maturity date to occur ten years from the date of issuance. The Notes provide for an annual interest rate for the first five years following issuance of the Notes (the “Fixed Interest Period”) of 6.75%, subject to adjustment at funding if, and, to the extent that, the 10-Year Treasury Constant Maturity Index exceeds 2.5% on the business day immediately preceding funding, as quoted by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519). After the Fixed Interest Period and through maturity (the “Floating Interest Period”), the interest rate will be reset quarterly, to equal the three-month London interbank offered rate (“LIBOR”) plus 490 basis points. Interest on the Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year through the maturity date.
As previously disclosed in the May 8-K, the Notes are expected to qualify as Tier 2 capital for regulatory capital purposes, subject to applicable limitations. The Note Purchase Agreement provides that the Notes may not be redeemed by the Company prior to the fifth anniversary of the effective date of the Notes, with certain limited exceptions.
The Notes contain customary events of default, including, but not limited to, payment defaults, breaches of covenants and bankruptcy events. Subject to the terms of the Notes, upon certain events of default relating to bankruptcy events, the Purchaser may, among other remedies, declare the Notes immediately due and payable.

As previously disclosed in the May 8-K, the Note Purchase Agreement and the Notes contain customary representations, warranties and covenants by each of the parties.
The foregoing summary of the Note Purchase Agreement and the Notes does not purport to be complete and is subject to and qualified in its entirety by the full text of the Note Purchase Agreement and the Form of Note, which were filed as Exhibits 4.1 and 4.2, respectively, to the May 8-K and are incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits:

4.1
Subordinated Note Purchase Agreement between Citizens Community Bancorp, Inc. and EJF Debt Opportunities Master Fund, LP dated May 30, 2017 (incorporated by reference to Exhibit 4.1 filed with the Company’s Form 8-K on May 31, 2017).

4.2	Form of Subordinated Note (incorporated by reference to Exhibit 4.2 filed with the Company’s Form 8-K on May 31, 2017).

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the previously announced merger with Wells Financial Corp. (“Wells”) or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Additional Information and Where to Find It
Investors are urged to read the Agreement and Plan of Merger between the Company and Wells dated March 17, 2017, for a more complete understanding of the terms of the transaction.
This Current Report on Form 8-K does not constitute a solicitation of any vote or approval. In connection with the merger, the Company has filed a registration statement on Form S-4, including amendments thereto, with the SEC containing a Proxy Statement/Prospectus to be used by Wells to solicit the required approvals of its stockholders of the merger and other relevant documents concerning the transaction. The registration statement was declared effective by the SEC on June 30, 2017. The Company and Wells may also file other documents with the SEC concerning the proposed merger. BEFORE MAKING AN INVESTMENT OR VOTING DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH OR THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT WELLS, THE COMPANY AND THE TRANSACTION. Investors can obtain these documents free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC in connection with the merger can also be obtained without charge, at the Company’s website at http://www.snl.com/irweblinkx/docs.aspx?iid=4091023 (which website is not incorporated herein by reference) by clicking the “SEC Filings” heading, or by directing a request to the Company’s CEO, Stephen Bianchi at sbianchi@ccf.us.
The directors, executive officers and certain other members of management and employees of Wells may be deemed to be “participants” in the solicitation of proxies for stockholder approval. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholder approval are set forth in the Proxy Statement/Prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.
(Registrant)

Date: August 11, 2017	By:	/s/ Mark C. Oldenberg
Mark C. Oldenberg
Chief Financial Officer